Exhibit 99
175 Ghent Road
Fairlawn, Ohio 44333
www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS IMPROVED

RESULTS FOR FISCAL FIRST QUARTER 2009

•	Earnings per share were breakeven, an improvement of $0.07 per share compared to the first quarter of 2008.

•	Results for 2009 included $0.9 million of restructuring and severance charges in the quarter.

•	Debt declined $22.5 million versus first quarter of 2008 and $14.2 million during the quarter, due to strong cash flow from operations.

•	Net Debt / EBITDA ratio improved to 3.4, compared to 3.7 as of November 30, 2008. Borrowing capacity grew to $38 million.

FAIRLAWN, OHIO, March 16, 2009 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a net loss of $0.1 million, or $0.00 per diluted share, for the first quarter ended February 28, 2009, compared to a net loss of $3.0 million, or $0.07 per diluted share, for the first quarter of 2008. Included in the first quarter of 2009 were restructuring, severance and other charges of $0.9 million.

Net sales decreased $30.4 million, or 15.9%, to $160.2 million, for the first quarter of 2009 compared to $190.6 million during the first quarter of 2008. The first quarter decrease was primarily the result of weaker volumes as customers took significant downtime to reduce inventories early in the quarter, which began December 1. Gross profit improved to $31.7 million, with margins of 19.8% in the first quarter of 2009, compared to $30.5 million and margins of 16.0%, in the first quarter of 2008. The margin improvement was due primarily to lower raw material costs.

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“We are encouraged by our improved performance in the first quarter despite what was obviously a very challenging global economy,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our first quarter is seasonally our weakest, and while we benefited from significant raw material cost declines, we also aggressively managed our controllable costs and cash flow to generate improved financial results and increased financial flexibility. Looking forward, though the economic environment remains difficult, there are a number of positive fundamental improvements occurring at OMNOVA which we expect will drive significant year-over-year improvement during the first half of 2009 in earnings and cash flow from operations, as well as substantial debt reduction,” McMullen added, citing the following:

•	After a decade of unprecedented increases in the Company’s raw materials, costs began to decline in November 2008. A strengthened global sourcing team is positioned to drive increased value.

•	Structural industry consolidation is occurring in both segments with the exit of some competitors and the closing of manufacturing capacity by others.

•

The Company has its lowest operating cost structure in history, including previously implemented actions which are expected to provide $19.0 million of cost reductions in 2009. Employee headcount has declined 12% over the last twelve months.

•	The Company has taken necessary pricing actions to improve its operating margins.

•	The Company has low-cost, long-term financing which provides ample liquidity and maturities in 2012 and 2014.

•	85% of domestic business is now on a common ERP platform, contributing to operating efficiencies.

Selling, general and administrative expense in the first quarter of 2009 fell to $23.0 million, compared to $25.1 million in the first quarter of 2008. Due to lower average interest rates, first quarter 2009 interest expense was $2.2 million, a decrease of $1.2 million as compared to the first quarter of 2008. The weighted average cost of borrowing during the first quarter of 2009 was 4.4%, a significant improvement from 7.2% in the first quarter of 2008.

Total debt of $174.1 million represents a reduction of $22.5 million as compared to February 28, 2008, and $14.2 million lower as compared to November 30, 2008. Debt is comprised primarily of a term loan facility with $143.5 million outstanding which matures in 2014 and a revolving asset-based credit facility with $26.0 million outstanding which matures in 2012.

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Unused and available borrowing capacity grew to $37.9 million under the Company’s revolving asset-based credit facility at February 28, 2009.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $7.2 million for the first quarter of 2009, compared to $6.5 million for the first quarter of 2008. EBITDA for the twelve months ended February 28, 2009 was $48.5 million, compared to $47.8 million for the twelve months ended November 30, 2008. OMNOVA’s leverage ratio of Net Debt-to-EBITDA improved for the third consecutive quarter, ending at 3.4 on February 28, 2009, well under the loan covenant limit of 5.5. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals - Net sales during the first quarter of 2009 decreased 20.4%, to $94.6 million, compared to $118.9 million in the first quarter of 2008. The decrease was driven primarily by weaker market conditions, which led to volume decreases of $32.0 million, or 27%, partially offset by higher selling prices of $7.7 million. Segment operating profit was $7.8 million for the first quarter of 2009, up from $2.6 million for the first quarter of 2008. The year-over-year operating profit improvement was driven by lower raw material costs, which were partially offset by the lower volumes. Segment operating profit margin was 8.2% for the first quarter of 2009 as compared to 2.2% for the first quarter of 2008.

While volumes were weaker on a year-over-year basis, the daily sales run rate was equivalent to the fourth quarter of 2008. Additionally, late in the first quarter of 2009 the Company’s industry leading paper coating technology won new business at two coated paper mills.

Decorative Products - Net sales were $65.6 million during the first quarter of 2009, a decrease of $6.1 million, or 8.5%, compared to the first quarter of 2008. The decrease was due primarily to weaker markets. Price increases totaled $1.4 million, which were offset by lower U.S. and European volumes. The operating loss of $2.9 million for the first quarter of 2009 compares to an operating loss of $0.1 million for the first quarter of 2008, but was an improvement compared to the fourth quarter 2008 loss of $5.3 million. The first quarter 2009 operating loss was driven primarily by the lower volumes and restructuring and severance charges of $0.7 million.

Included in Decorative Products’ results for the quarter are sales of $20.6 million from its Asian businesses, compared to $8.1 million from one month of consolidated Asian sales in the first quarter of 2008. The Asian businesses generated operating profit of

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$0.4 million during the first quarter of 2009 as compared to breakeven in last year’s first quarter. This improvement was driven by lower raw material costs and reduced spending.

OMNOVA continues to offer an ever-broader selection of innovative products serving core and adjacent markets, including recyclable and 30% recycled-content wallcovering, pool liner films and disposable blood pressure cuffs, as the Company enters new markets in consolidating industries.

Decorative Products has implemented cost reduction actions that will reduce 2009 costs by approximately $10 million annually through global personnel reductions and lower discretionary spending.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, March 17, 2009, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, April 7, 2009. A telephone replay will also be available beginning at 1:00 p.m. EDT on March 17, 2009, and ending at 11:59 p.m, EDT on April 7, 2009. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 987984.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended
	February 28,	February 29,
(Dollars in millions)	2009	2008
Performance Chemicals	$94.6	$118.9
Decorative Products	65.6	71.7

Total Sales	$160.2	$190.6

Segment Operating Profit (Loss) (1):
Performance Chemicals	$7.8	$2.6
Decorative Products	(2.9)	(.1)
Interest expense	(2.2)	(3.4)
Corporate expense	(2.6)	(2.0)

Income (Loss) Before Income Taxes	$.1	$(2.9)

Capital expenditures	$1.4	$3.1

(1)

Segment operating profit for the first quarter of 2009 included restructuring and severance charges of $0.7 million and $0.1 million for Decorative Products and Performance Chemicals, respectively. Management excludes these items when evaluating the results of the Company’s ongoing business.

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Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

	Three Months Ended		Twelve Months Ended
(Dollars in millions) Reconciliation of income (loss) from continuing operations to EBITDA	February 28, 2009	February 29, 2008	February 28 2009	February 29, 2008
Income (Loss) from continuing operations	$(.1)	$(3.0)	$.7	$(4.9)
Interest	2.1	3.2	11.2	14.2
Tax expense	.2	.1	.3	.2
Depreciation and amortization	5.6	5.4	24.1	20.6
Amortization of deferred financing costs	.1	.2	.6	.8
Net earnings of joint ventures less cash dividends	—	(.2)	.2	(1.3)
Net earnings of foreign subsidiaries less cash dividends	—	(.5)	.5	(.5)
Loss on debt transactions	—	—	—	12.4
(Gains) or losses on sale or disposal of capital assets	—	—	.1	(.4)
Non-cash (income) or expense for pension plans	1.1	1.5	4.6	6.3
(Gain) or loss on change in LIFO reserve	(2.7)	—	3.8	(.9)
Non-cash charge for 401(k) company match	—	.4	.8	1.9
Restructuring, severance and non-recurring charges	.9	(.6)	1.6	(.2)

EBITDA	$7.2	$6.5	$48.5	$48.2

(Dollars in millions)	February 28,	November 30,	February 29,
Reconciliation of total debt to Net Debt	2009	2008	2008
Total debt	$174.1	$188.3	$196.6
Outstanding letters of credit and interest rate swap	8.3	8.1	7.7
Cash and cash equivalents	(15.3)	(17.4)	(14.8)

Net Debt	$167.1	$179.0	$189.5

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s current judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Some risks and uncertainties are inherent in business generally and other risks and uncertainties are specific to the Company’s businesses and operations. These risks and uncertainties and the achievement of expected results depend on many factors, some of which are not predictable or within the Company’s control. The occurrence of risk factors could adversely affect our results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: general economic trends affecting the Company’s end use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; customer and/or competitor consolidation; customer credit risk; ability to successfully develop and commercialize new products; customer ability to compete against increased foreign competition; ability to successfully implement productivity enhancement and cost reduction initiatives; operational issues at the Company’s facilities; the Company’s strategic alliance, joint venture and acquisition activities; acts of war or terrorism, natural disasters or other acts of God; stock price volatility; changes in governmental and regulatory policies; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in pension funding regulations; ability to protect the Company’s intellectual property; litigation against the Company including adverse litigation judgments or settlements and absence of or inadequacy of insurance coverage for such litigation, judgments or settlements; availability of financing to fund operations at anticipated rates and terms; substantial debt and leverage and the ability to service that debt including increases in applicable short-term borrowing rates.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no

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obligation, and specifically declines any obligation, other than that imposed by law to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2008 sales of $869 million and a current workforce of approximately 2,460 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	February 28,	February 29,
	2009	2008
Net Sales	$160.2	$190.6
Cost of goods sold	128.5	160.1

Gross Profit	31.7	30.5

Selling, general and administrative	23.0	25.1
Depreciation and amortization	5.6	5.4
Restructuring and severance	.9	—
Interest expense	2.2	3.4
Equity earnings in affiliates, net	—	(.2)
Other income, net	(.1)	(.3)

	31.6	33.4

Income (Loss) Before Income Taxes	.1	(2.9)
Income tax expense	.2	.1

Net Loss	$(.1)	$(3.0)

Basic and Diluted Loss Per Share
Net loss per share	$—	$(.07)

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OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 28,	November 30,
	2009	2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$15.3	$17.4
Accounts receivable, net	93.1	118.3
Inventories	39.6	46.1
Prepaid expenses and other	4.0	4.5
Deferred income taxes	1.6	1.5

Total Current Assets	153.6	187.8

Property, plant and equipment, net	148.7	153.7
Trademarks and other intangible assets, net	5.6	5.5
Other assets	4.5	4.6

Total Assets	$312.4	$351.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$6.1	$6.2
Accounts payable	49.6	68.1
Accrued payroll and personal property taxes	8.4	13.0
Employee benefit obligations	3.0	3.2
Other current liabilities	3.2	3.4

Total Current Liabilities	70.3	93.9

Long-term debt	168.0	182.1
Postretirement benefits other than pensions	9.0	9.3
Pension liabilities	13.6	13.0
Deferred income taxes	2.3	2.3
Other liabilities	14.2	14.4

Total Liabilities	277.4	315.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.9 million shares issued at February 28, 2009 and November 30, 2008	4.4	4.4
Additional contributed capital	312.0	311.8
Retained deficit	(245.6)	(245.4)
Treasury stock at cost; 0.1 million shares at February 28, 2009 and November 30, 2008	(.2)	(.6)
Accumulated other comprehensive loss	(35.6)	(33.6)

Total Shareholders’ Equity	35.0	36.6

Total Liabilities and Shareholders’ Equity	$312.4	$351.6

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